Exhibit 99.1

LYDALL COMPLETES DIVESTITURE OF AFFINITY

MANCHESTER, CT – June 30, 2011 – LYDALL, INC. (NYSE: LDL) announced  today that it has completed the sale of Lydall Industrial Thermal Solutions, Inc. (“Affinity”), a leading designer and manufacturer of high performance industrial chillers and heat exchangers.  Affinity was sold to Lytron, Inc. at a purchase price of $14 million.

“We are pleased to announce the successful completion of another step in our strategic plan,” said Dale Barnhart, CEO and President of Lydall, Inc. “The divestiture of Affinity is clearly in line with our efforts to transform Lydall into a more focused organization.  Further, we believe that this transition will enhance Affinity and enable its employees and customers to benefit from Lytron’s core expertise in thermal management solutions.”

Barnhart added, “With our strong balance sheet, new credit facility and the proceeds from this sale, Lydall is very well positioned to pursue its organic growth initiatives as well as potential acquisitions.”

Founded in 1990 and acquired by Lydall in 2001, Affinity is a leading North American producer of highly engineered thermal management systems that precisely control operating temperatures of advanced manufacturing equipment and analytical tools.  Affinity’s thermal management solutions - including chillers, heat exchangers, product maintenance and service - are sold to leading customers in the semiconductor, laser and general industrial markets.

Based in Woburn, MA, Lytron, Inc. manufactures custom and standard cold plates, heat exchangers, assemblies, and cooling systems for OEMs and end users. The company’s products are primarily used in the medical, laser, military, commercial aerospace, power electronics, analytical, and semiconductor markets.

C.W. Downer & Co., an independent global middle-market investment bank based in Boston, MA, acted as exclusive financial advisor to Lydall, Inc., on this divestiture.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut.  The Company, with operations in the U.S., France, the Netherlands and Germany and sales offices in the U.S., Europe, and Asia, focuses on manufacturing specialty engineered products for the thermal/acoustical and filtration/separation markets. Lydall® is a registered trademark of Lydall, Inc. in the U.S. and other countries.  All product names are trademarks of Lydall, Inc. or Charter Medical, Ltd.

For further information:
Erika G. Turner
Vice President, CFO & Treasurer
Telephone 860-646-1233
Facsimile 860-646-8847
info@lydall.com
www.lydall.com